Exhibit 99(a)(2)

THIS LETTER IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to any aspect of this letter or as to the action to be taken, you should consult a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

The making of the Option Proposal (as defined in the Scheme Document) to persons located or with a registered address in jurisdictions outside Hong Kong may be prohibited or affected by the laws of the relevant jurisdictions. If you are a citizen or resident or national of or located in a jurisdiction outside Hong Kong, you should inform yourself about and observe any applicable legal requirements. It is your responsibility if you wish to accept the Option Proposal to satisfy yourself as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consent which may be required or the compliance with other necessary formalities or legal requirements and the payment of any taxes due in respect of such jurisdiction.

Unless the context otherwise requires, terms used in this letter shall bear the same meanings as defined in the scheme document dated 19 March 2007 (the “Scheme Document”) issued by the Company and the Offeror accompanying this letter.

This letter should be read in conjunction with the accompanying Scheme Document and form of acceptance and cancellation (the “Form of Acceptance”).

The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this letter, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this letter.

Information for US Optionholders

The Option Proposal and the Possible MGO Option Offer described in the Scheme Document relate to the securities of a Bermuda company that is also subject to the laws and regulations of Hong Kong, the jurisdiction of its primary trading market. It is important that US Optionholders understand that the Option Proposal and the Possible MGO Option Offer are subject to disclosure requirements in Hong Kong that are quite different from those in the United States.

To the extent the offers referred to in this document are being made into the United States, they are being made directly by the Offeror. References in this document to offers being made by Morgan Stanley on behalf of the Offeror should be construed accordingly.

MORGAN STANLEY DEAN WITTER ASIA LIMITED

Financial Adviser to AsiaCo Acquisition Ltd.

19 March 2007

Dear Optionholder,

Proposed privatisation of Asia Satellite Telecommunications Holdings Limited by

AsiaCo Acquisition Ltd. by way of a scheme of arrangement

under Section 99 of the Companies Act 1981 of Bermuda

at the Share Offer Price of HK$18.30 per Scheme Share

and the Option Proposal

On 13 February 2007 the Company and the Offeror jointly announced the proposed privatisation of the Company by way of a scheme of arrangement under Section 99 of the Companies Act, and that the Offeror will make an Option Proposal to the Optionholders of Outstanding Options subject to and conditional upon the Scheme becoming effective and binding.

This letter explains the actions available to you for you to take in relation to your outstanding Options. You are advised to refer to the Scheme Document when considering them.

Your attention is also drawn to the Rules of the Share Option Scheme, and in particular paragraph 8.5 of the Rules of the Share Option Scheme.

COURSES OF ACTION AVAILABLE TO OPTIONHOLDERS

(1)	To the extent any of your Options is not exercised on or prior to the Scheme Record Time, you may accept the Option Proposal in accordance with its terms, as set out below and in the Scheme Document, by allowing such unexercised Options to lapse at the Effective Date and elect on the enclosed Form of Acceptance, by not later than the Effective Date (or such later time as may be notified to you by Morgan Stanley on behalf of the Offeror), to receive the Option Offer Price.

(2)	You may exercise all or any of your Options at any time from the date of this letter until the earlier of (i) two calendar months after the date of the notice of the Court Meeting (being the same date as this letter), and (ii) the date on which the Scheme is sanctioned by the Supreme Court, but the exercise of the Options as described above shall be conditional upon the Scheme becoming effective. Any AsiaSat Shares issued as a result of the exercise of your Options on or prior to the Scheme Record Time will be subject to and eligible to participate in the Scheme.

This means that once you have exercised your Options on or prior to the Scheme Record Time, you will be entitled to receive, in relation to the Options exercised, in accordance with the terms of the Share Proposal:

for each Scheme Share	HK$	18.30 in cash

If you elect to exercise your Options you must send a cheque for your exercise monies if you wish to exercise. If you elect to send a cheque, the cheque (for the total of your outstanding Options multiplied by the exercise price of HK$17.48 for each Outstanding B Option and HK$14.35 for each Outstanding C Option per AsiaSat Share) should be made payable to ‘Asia Satellite Telecommunications Company Limited’.

Please refer to the Scheme Document for details of the Share Proposal to privatise the Company and the Scheme.

(3)	Do nothing, in which case, if the Scheme becomes effective, your Options will lapse and determine on the Effective Date.

Each Option you hold is independent and you should make a separate decision for each one.

Optionholders should note that under the Rules of the Share Option Scheme, and in particular paragraph 8.5:

(i)	Optionholders have the right to exercise Options up to two calendar months after the date of despatch of the Scheme Document or the date of the sanction of the Scheme by the Supreme Court, whichever is the earlier;

(ii)	Optionholders who exercise their Options prior to the Voting Record Time will be Scheme Shareholders who may vote on the Scheme, provided they are not concert parties of the Offeror; and

(iii)	Optionholders who exercise their Options after the Voting Record Time may do so until the Scheme Record Time, but will only be able to do so subject to the terms of the Scheme and conditional upon the Scheme being sanctioned by the Supreme Court, and will therefore be bound by the Scheme.

For further details, please refer to the remaining sections of this letter, the Scheme Document and the Rules of the Share Option Scheme.

Morgan Stanley, the Offeror’s financial adviser, is satisfied that sufficient financial resources are available to the Offeror for the implementation of the Share Proposal and the Option Proposal.

IF THE SCHEME DOES NOT BECOME EFFECTIVE

If the Scheme does not become effective, the Share Proposal and the Option Proposal will lapse and:

(1)	to the extent you have any Options not exercised, these will remain unaffected and will be exercisable during their relevant exercise periods pursuant to the terms of the Share Option Scheme; and

(2)	any AsiaSat Shares allotted and issued to you on exercise of your Options will not be cancelled.

TERMS OF THE OPTION PROPOSAL

On behalf of the Offeror, Morgan Stanley is making an offer, which is conditional upon the Scheme becoming effective and binding, to you pursuant to the terms of the Share Option Scheme. Each Optionholder who accepts the Option Proposal and lodges the Form of Acceptance by the prescribed deadline will be entitled to the Option Offer Price as follows:

For each Outstanding B Option	HK$	0.82 in cash
For each Outstanding C Option	HK$	3.95 in cash

The Option Offer Price represents the “see-through” price of the Options, being the amount by which the value of the Share Offer Price exceeds the exercise price of the Options.

The Option Proposal is conditional upon the Share Proposal becoming effective and binding. The Conditions of the Share Proposal are set out in “Part VIII – Explanatory Statement” of the Scheme Document.

Your attention is drawn to the letter from the Independent Board Committee to the Scheme Shareholders and the Optionholders set out in Part V of the Scheme Document and the letter from the Independent Financial Adviser to the Independent Board Committee set out in Part VI of the Scheme Document which contain the recommendations of the Independent Board Committee and of the Independent Financial Adviser, respectively, in relation to the Scheme and the Option Proposal.

GENERAL TERMS AND CONDITIONS

(i)	The delivery of the Form of Acceptance, duly signed, may if the Offeror determines it appropriate, be as effective as if it were duly completed and received notwithstanding that it is not completed or received strictly in accordance with the Form of Acceptance and this letter, including the date specified for receipt.

(ii)	By completing the Form of Acceptance in respect of a particular Option you irrevocably elect to authorize the Offeror to send to you, or procure the sending to you of, the cash to which you are entitled at your own risk.

OUTSTANDING OPTIONS HELD AS AT THE LATEST PRACTICABLE DATE

Information on the Options held by you as at the Latest Practicable Date is available from the Company Secretary of the Company. If there is any exercise of your Options after the Latest Practicable Date you may accept the Option Proposal only in respect of such outstanding Options which remain unexercised as at the Scheme Record Time.

LAPSED OPTIONS

Please note that nothing in this letter or the Scheme Document serves to extend the life of an Option which lapses, or has already lapsed, under the Rules of the Share Option Scheme. You cannot exercise or accept the Option Proposal in respect of an Option which has lapsed.

INDEPENDENT FINANCIAL ADVICE

The information provided in this letter is intended to give you factual details on which to base your decision as to the action you wish to take.

If you are in any doubt as to any aspect of this document or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

DECLARATION

By returning the Form of Acceptance you thereby:

(i)	confirm that each Option in respect of which you make an election is valid and subsisting free from all liens, mortgages and third party interests of any nature whatsoever and you acknowledge that any Option certificate in respect of such Option shall become void once that Option has been exercised or cancelled pursuant to your decisions shown on the Form of Acceptance;

(ii)	confirm that the decisions which you have made on the Form of Acceptance cannot be withdrawn or altered;

(iii)	authorise the Company, the Offeror, jointly and severally, and any director or officer of the Company or the Offeror or any agent of such person to do all acts and things and to execute any document as may be necessary or desirable to give effect to or in consequence of the elections and acceptances you have made on the Form of Acceptance, and you hereby undertake to execute any further assurance that may be required in respect of such elections and acceptances;

(iv)	undertake to confirm and ratify any action properly or lawfully taken on your behalf by any attorney appointed by or pursuant to the Form of Acceptance; and

(v)	confirm you have read, understood and agreed to the Option Proposal, the terms and conditions set out in this letter and the Form of Acceptance, and that you have received the Scheme Document and this letter.

GENERAL

(i)	All communications, notices, Forms of Acceptance, cheques, certificates and other documents of any nature to be delivered by or sent to or from Optionholders will be delivered by or sent to or from them, or their designated agents, at their risk, and none of Morgan Stanley, the Offeror or the Company accepts any liability for any loss or any other liabilities whatsoever which may arise as a result.

(ii)	The provisions set out in the Form of Acceptance form part of the terms of the Option Proposal.

(iii)	The Option Proposal and all acceptances will be governed by and construed in accordance with the laws of Hong Kong.

(iv)	Due execution of the Form of Acceptance in respect of the Option Proposal will constitute an authority to Morgan Stanley, the Offeror, any Offeror Director or their respective agents to complete and execute on behalf of the accepting Optionholder any document and to do any other act that may be necessary or expedient for the purpose of vesting in the Offeror, or such persons as the Offeror shall direct, all rights of the Optionholders in respect of the Options which are the subject of such acceptance.

ACTION TO BE TAKEN

You should return the duly completed Form of Acceptance to the Company Secretary of the Company at, 17/F, The Lee Gardens, 33 Hysan Avenue, Causeway Bay, Hong Kong (marked “AsiaSat Option Proposal”) to be received by no later than Monday, 7 May 2007. If you do not complete a Form of Acceptance, subject to and conditional upon the Scheme becoming effective, your Options will lapse and determine.

Before forwarding the Form of Acceptance to the Company Secretary of the Company, please ensure that you have signed the Form of Acceptance and that your signature has been witnessed.

As stated above, the Option Proposal is conditional upon the Scheme becoming effective and binding. Unless the Scheme becomes effective and binding, and therefore the Option Proposal becomes unconditional, on or before 30 June 2007 (or such later date as the Company and the Offeror may agree and as the Supreme Court may allow, but in any event no later than 31 October 2007), the Option Proposal will lapse.

Assuming the Option Proposal becomes unconditional on 7 May 2007 (Bermuda time) cheques for the Option Offer Price are expected to be despatched on or before 17 May 2007.

No acknowledgment of receipt of any Form of Acceptance will be given.

Yours faithfully

/s/ Edward King

for and on behalf of

Morgan Stanley Dean Witter Asia Limited

Edward King

Managing Director

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